MINISTRY PARTNERS INVESTMENT COMPANY, LLC

ANNOUNCES CHANGES IN SENIOR MANAGEMENT

Ministry Partners Investment Company, LLC (the “Company”), a California based credit union service organization that specializes in mortgage financing, loan servicing, and investment advisory services for churches,  ministries, and individuals throughout the United States, today announced that its Principal Accounting Officer, Daniel A. Flude, resigned from his Vice President of Finance position effective June 29, 2017. Mr. Flude has accepted an accounting position with another organization in California.

During his nine-year tenure with the Company,  Mr. Flude held several roles, including Controller, Vice President of Finance, and Principal Accounting Officer for Ministry Partners Investment Company, LLC, as well as the Chief Financial Officer and Financial Principal for the Company’s wholly-owned subsidiary, Ministry Partners Securities, LLC. Mr. Flude was an integral part of the Executive Team and was very effective in helping the Company achieve its Mission Purpose of Enhancing Christian Stewardship.

On behalf of the Board of Managers and the entire staff at Ministry Partners, Joseph Turner, President and Chief Executive Officer, stated  “Daniel has been a true blessing to the Ministry Partners family and we are grateful for his wonderful service to all those that we humbly serve. His unquestioned integrity and professionalism will serve him well in his new role, and we wish him much success as moves to the next chapter of his career.”

This release contains certain forward-looking statements, including those relating to the future composition of the Company's management team.  Actual results and facts may differ materially as a result of a variety of factors, many of which are outside of the Company’s control. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  The Company has filed a Current Report on Form 8-K with the Securities and Exchange Commission that contains more details regarding the subject matter of this press release.  Certain statements contained in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In general, all statements that are not historical in nature are forward-looking.